Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form 20-F of GIBO HOLDINGS LIMITED with respect to our report dated April 15, 2025, with respect to our audits of Bukit Jalil Global Acquisition 1 Ltd. (the “Company”)’s balance sheets as of December 31, 2024 and 2023, and related statements of operations, changes in shareholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2024. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

May 14, 2025